ARTICLES OF SHARE EXCHANGE

FILED
DONETTA DAVIDSON
COLORADO SECRETARY OF STATE

20011124646 C
$ 60.00
SECRETARY OF STATE
06-21-2001 15:04:28

of

dpc - 19981186569

SKYLINE RESOURCES, INC.,
(a Colorado corporation)

with

dpc - 20001003762

NEW FRONTIER ENERGY, INC.,
(a Colorado corporation)

Pursuant to the provisions of the Colorado Business Corporations Act, the undersigned corporations hereby adopt the following Articles of Share Exchange:

FIRST: The corporations which are parties to these Articles of Share Exchange are SKYLINE RESOURCES, INC. ("SKYLINE"), a Colorado corporation, and NEW FRONTIER ENERGY, INC. ("NEW FRONTIER"), a Colorado corporation, and each of said corporations agrees to have the common stock of SKYLINE acquired by NEW FRONTIER in a share exchange as provided by these Articles of Share Exchange.

SECOND: The Plan of Share Exchange is provided in the Amended and Restated Agreement for Share Exchange by and between NEW FRONTIER and SKYLINE, dated March 1, 2001, attached hereto as Exhibit "A" and incorporated by reference herein, whereby NEW FRONTIER shall acquire 1,579,000 shares of common stock of SKYLINE in exchange for the issuance of 1,579,000 shares of NEW FRONTIER, and each SKYLINE shareholder shall each receive one share of common stock of NEW FRONTIER in exchange for each one share of common stock of SKYLINE held in their name.

THIRD: Shareholder approval was required by SKYLINE.

FOURTH: The board of directors of SKYLINE, by Unanimous Written Consent in Lieu of Meeting, approved the Plan of Share Exchange on May 1, 2001, and that the shareholders of SKYLINE approved the Plan of Share Exchange at a Special Shareholders' Meeting on June 14, 2001.

FIFTH: Shareholder approval was not required by the shareholders of NEW FRONTIER.

SIXTH: That the board of directors of NEW FRONTIER, by Unanimous Written Consent in Lieu of Meeting, approved the Plan of Share Exchange on May 1, 2001.

SEVENTH: That the principal address of NEW FRONTIER shall be:

New Frontier Energy, Inc.

COMPUTER UPDATE COMPLETE
MB

RM

3000 Youngsfield, Suite 338
Lakewood, Colorado 80215

EIGHTH: That the Share Exchange shall take effect immediately.

IN WITNESS WHEREOF, each of the undersigned corporations has caused these Articles of Share Exchange to be executed on its behalf as of June 14, 2001.

SKYLINE RESOURCES, INC.

By: ______________________
Jubal S. Terry, President

NEW FRONTIER ENERGY, INC.

By: ______________________
Ronald R. McGinnis, President

P:\CLIENTS\MISC\New Frontier\share exchange\Articles of Share Exchange.doc

EXHIBIT A

AMENDED AND RESTATED
AGREEMENT FOR SHARE EXCHANGE

This AMENDED AND RESTATED AGREEMENT FOR SHARE EXCHANGE ("AGREEMENT") dated as of March 1, 2001 is between NEW FRONTIER ENERGY, INC., a Colorado corporation ("NEW FRONTIER ") and SKYLINE RESOURCES, INC., a Colorado corporation ("SKYLINE).

RECITALS:

WHEREAS, the Boards of Directors of NEW FRONTIER and SKYLINE have approved the acquisition by NEW FRONTIER of 100% of the issued and outstanding shares of SKYLINE solely in exchange for voting stock of NEW FRONTIER pursuant to the terms and conditions of an Exchange Agreement dated March 1, 2001 (the "Exchange Agreement");

WHEREAS, the parties desire to make certain revisions to the terms and conditions of the Exchange Agreement to update the information set forth therein;

WHEREAS, the parties will restate the terms of the Exchange Agreement, as amended, in its entirety to ease in interpretation.

NOW, THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, and the covenants, conditions, representations and warranties hereinafter set forth, the parties hereby agree as follows:

ARTICLE I
THE EXCHANGE

1.1 The Exchange.. At the Closing (as hereinafter defined), NEW FRONTIER shall acquire an aggregate of 1,579,000 shares of Common Stock of SKYLINE, which shares represent 100% of the issued and outstanding voting stock of SKYLINE. Consideration to be issued by NEW FRONTIER in exchange for the SKYLINE shares shall be the issuance of 1,579,000 shares of NEW FRONTIER (the "Exchange Shares"), representing approximately 21% of the then-issued Common Stock of NEW FRONTIER. The Exchange shall take place upon the terms and conditions provided for in this Agreement and the Colorado Business Corporation Act ("Colorado Act"). As a result of the Exchange, the Skyline Shareholders shall own the Common Stock of NEW FRONTIER and Skyline will become a wholly owned subsidiary of New Frontier. For Federal income tax purposes, it is intended that the Exchange shall constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

1.2 Closing and Effective Time. Subject to the provisions of this Agreement, the parties shall hold a closing (the "Closing") on (i) the first business day on which the last of the conditions set forth in Article V to be fulfilled prior to the Closing is fulfilled or waived or (ii)

such other date as the parties hereto may agree (the "Closing Date"), at such time and place as the parties hereto may agree. The Exchange shall become effective upon the filing of Articles of Share Exchange with the Secretary of State of the State of Colorado or at such later time as is provided in the Articles of Share Exchange (the "Effective Time").

1.3 <u>**Conversion and Cancellation of Shares in the Exchange**</u>. As of the Effective Time, by virtue of the Exchange and without any action on the part of NEW FRONTIER or SKYLINE, each issued and outstanding share of capital stock of SKYLINE which was issued and outstanding before the Exchange shall be converted into the right to receive one share of Common Stock, par value \$.001 per share of NEW FRONTIER with the result that after the effective time, SKYLINE shall become a wholly owned subsidiary of NEW FRONTIER. All such converted shares of SKYLINE except one shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. NEW FRONTIER shall own one share of SKYLINE.

1.4 <u>**Promissory Note.**</u>

(a) NEW FRONTIER agrees to loan SKYLINE the amount of \$1,150,000 pursuant to a Promissory Note (the "Note") and Security Agreement, dated April 20, 2001 and May 14, 2001. Upon the Closing of this Agreement, the principal amount due under the Note shall be converted into a capital contribution by NEW FRONTIER to SKYLINE, provided that the Closing shall occur no later than 60 days from the date of the first Note.

(b) In the event that the Closing does not occur within 60 days of the Note, the Principal amount shall be due thirty (30) days thereafter, paid in cash or certified funds with no interest.

(c) In the event that the Closing does not occur as stated in Section 1.4(a) above and SKYLINE does not make payment as stated in Section 1.4(b) above, NEW FRONTIER shall automatically become vested in title to 100% of any and all oil and gas interests, whether working interest or otherwise, that SKYLINE may own in any location. SKYLINE agrees to give such further assurances as necessary and to execute the appropriate documents necessary to transfer title as stated herein.

(d) The Promissory Note shall be secured by a security interest in any and all oil and gas interests, whether working interest or otherwise, that SKYLINE may have in any oil and gas leases or any other properties in any location. SKYLINE shall execute a Security Agreement and shall execute and file any other documents necessary to perfect such security interest.

(e) SKYLINE shall only be allowed to use the Note principal to pay its obligations to Phillips Petroleum Company under the Joint Operating Agreement by and between Phillips Petroleum Company, as operator, and Skyline Resources, Inc. and Wyoming Oil & Gas, Inc. as non-operators, dated April 1, 2000 but effective April 17, 2000 (the "Joint

Operating Agreement"). SKYLINE shall be obligated to give immediate notice to NEW FRONTIER of any obligations to Phillips under the Joint Operating Agreement.

(f) In the event that SKYLINE acquires any additional oil and gas interests in the area of mutual interest (also known as the AMI) that is the subject of the Joint Operating Agreement, SKYLINE shall provide NEW FRONTIER 30 days advance written notice of such acquisition and provide NEW FRONTIER the opportunity, within such 30 day notice period, to participate in the acquisition of such interests under the same terms and conditions.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of NEW FRONTIER. NEW FRONTIER represents and warrants to SKYLINE as follows:

(a) **Organization, Standing and Power.** NEW FRONTIER is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify would not have a material adverse affect on NEW FRONTIER taken as a whole.

(b) **Capital Structure.** The authorized capital stock of NEW FRONTIER consists of 50,000,000 shares of Common Stock, par value $.001 per share and 25,000,000 shares of Preferred Stock, par value $.001 per share. As of the close of business on May 1, 2001, 5,957,000 shares of NEW FRONTIER Common Stock were outstanding; no shares of NEW FRONTIER Common Stock were held by NEW FRONTIER in its treasury, and no shares of NEW FRONTIER Preferred Stock were issued or outstanding. All outstanding shares of NEW FRONTIER Common Stock are, and the Exchange Shares to be issued pursuant to this Agreement will be when issued pursuant to the terms of the resolution of the Board of Directors of NEW FRONTIER approving such issuance, validly issued, fully paid and nonassessable and not subject to preemptive rights. All of the issued and outstanding shares of NEW FRONTIER Common Stock were issued in compliance with all Federal and state securities laws. There are no options, warrants, calls, agreements or other rights to purchase or otherwise acquire from NEW FRONTIER at any time, or upon the happening of any stated event, any shares of the capital stock of NEW FRONTIER, whether or not presently issued or outstanding.

(c) **Certificate of Incorporation, By-Laws, and Minute Books.** The copies of the Articles of Incorporation and of the By-Laws of NEW FRONTIER which have been delivered to SKYLINE are true, correct and complete copies thereof. The minute books

of NEW FRONTIER which have been made available for inspection contain accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of NEW FRONTIER since the respective dates of incorporation and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings.

(d) **Authority**. NEW FRONTIER has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of NEW FRONTIER. No other corporate or shareholder proceedings on the part of NEW FRONTIER are necessary to authorize the Exchange, or the other transactions contemplated hereby.

(e) **Conflict with Other Agreements; Approvals**. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") pursuant to any provision of the Articles of Incorporation or By-laws or any organizational document of NEW FRONTIER or, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to NEW FRONTIER which Violation would have a material adverse effect on NEW FRONTIER taken as a whole. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required by or with respect to NEW FRONTIER in connection with the execution and delivery of this Agreement by NEW FRONTIER or the consummation by NEW FRONTIER of the transactions contemplated hereby, the failure to obtain which would have a material adverse effect on NEW FRONTIER , taken as a whole, except for (i) the filing of such documents with, and the obtaining of such orders from, the Securities and Exchange Commission (the "SEC"), the various state authorities, including state securities authorities, that are required in connection with the transactions contemplated by this Agreement; and (ii) the filing of Articles of Share Exchange with the Secretary of State of Colorado.

(f) Intentionally omitted.

(g) **Books and Records**. NEW FRONTIER has made and will make available for inspection by SKYLINE upon reasonable request all the books of NEW FRONTIER relating to the business of NEW FRONTIER. Such books of NEW FRONTIER have been maintained in the ordinary course of business. All documents furnished or caused to

be furnished to SKYLINE by NEW FRONTIER are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(h) Compliance with Laws. NEW FRONTIER is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

(i) Absence of Certain Changes or Events. Except as disclosed in the NEW FRONTIER documents as of the date of this Agreement or in the unaudited consolidated balance sheets of NEW FRONTIER and the related consolidated statements of income, cash flows and changes in shareholders' equity as of and for the period ended April 30, 2001 (the "NEW FRONTIER 2001 Financials"), true and correct copies of which have been delivered to SKYLINE, or except as contemplated by this Agreement or except as set forth on Schedule 2.1(i) or the NEW FRONTIER Interim Financial Statements (hereinafter defined), since the date of the NEW FRONTIER 2001 Financials, NEW FRONTIER has conducted its business only in the ordinary course, and, as of the date of this Agreement, there has not been (i) any material adverse change, alone or in the aggregate, in the business, assets, liabilities, condition (financial or otherwise), results of operations or prospects of NEW FRONTIER ; or (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of NEW FRONTIER 's capital stock.

(j) Liabilities and Obligations. NEW FRONTIER does not have any material liabilities or obligations (direct or indirect, contingent or otherwise) except (i) liabilities that are reflected and reserved against on the balance sheet of NEW FRONTIER and the related statements of income, cash flows and changes in shareholder's equity as of and for the period ended April 30, 2001 (the NEW FRONTIER year end unaudited Financial Statements) that have not been paid or discharged since the date thereof and (ii) liabilities incurred since April 30, 2001 in the ordinary course of business consistent with past practice and in accordance with this Agreement.

(k) Litigation. There is no suit, action or proceeding pending, or, to the knowledge of NEW FRONTIER, threatened against or affecting NEW FRONTIER which is reasonably likely to have a material adverse effect on NEW FRONTIER, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against NEW FRONTIER having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(l) Taxes. NEW FRONTIER has filed or will file within the time prescribed by law and (including extension of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with the United States Internal Revenue Service and with all other jurisdictions where such filing is required by law or where the failure to file would have a material adverse effect on NEW FRONTIER; and NEW FRONTIER

has paid, or has made adequate provision in the NEW FRONTIER Interim Financial Statements for the payment of all taxes, interest, penalties, assessments or deficiencies shown due and payable on, and with respect to all periods ending prior to April 30, 2001. NEW FRONTIER knows of (i) no other tax returns or reports which are required to be filed which have not been so filed or where the failure to file would have a material adverse effect on NEW FRONTIER and (ii) no unpaid assessment for additional taxes for any fiscal period or any basis therefor.

(m) Assets. NEW FRONTIER has good and marketable title to all its real and personal properties and assets reflected in the NEW FRONTIER Interim Financial Statements free and clear of all mortgages, liens, pledges, charges or encumbrances or other third party interests of any nature whatsoever, except (i) as otherwise disclosed in the NEW FRONTIER Interim Financial Statements, (ii) the lien of current taxes not yet due and payable, (iii) properties, interests, and assets disposed of by NEW FRONTIER since April 30, 2001 solely in the ordinary course of business consistent with past practice or as disclosed in Schedule 2.1(m) and (iv) such imperfections of title, easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present or proposed use, of the properties subject thereto.

(n) Contracts. All written or oral contracts, agreements, loan agreements, leases, mortgages or commitments ("Contracts"), excluding Contracts involving payments of less than $10,000 over the term thereof, to which NEW FRONTIER is a party or may be bound and which cannot be terminated by NEW FRONTIER without penalty within 30 days after written notice are listed on Schedule 2.1(n). Except as described in Schedule 2.1(n) hereto, all Contracts are valid and in full force and effect on the date hereof, and NEW FRONTIER has not violated any provision of, or committed or failed to perform any act which with notice, lapse of time or both would constitute a default under the provisions of, any Contract, the termination or violation of which might have a materially adverse effect upon the business, assets, liabilities, condition (financial or otherwise), results of operations or prospects of NEW FRONTIER. True and complete copies of all Contracts, together with all amendments thereto, disclosed in Schedule 2.1(n) have been delivered to SKYLINE or made available for inspection. Schedule 2.1(n) identifies all Contracts which require the consent or approval of third parties to the execution and delivery of this Agreement or to the consummation and performance of the transactions contemplated hereby.

(o) Benefit Plans. Schedule 2.1(o) hereto lists all employee benefit plans, contracts, agreements or arrangements sponsored, maintained or contributed to by NEW FRONTIER (collectively, the "NEW FRONTIER Employee Benefit Plans"). NEW FRONTIER has not incurred any obligation to contribute any material amount to any multi-employer plan, as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); NEW FRONTIER has not incurred any material liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title

IV of ERISA, and each NEW FRONTIER Employee Benefit Plan is in compliance with all applicable laws and regulations in all material respects. At this time no Benefit Plans have been established by NEW FRONTIER.

(p) Licenses, Permits; Intellectual Property (i) NEW FRONTIER owns or possesses in the operation of its business all material franchises, licenses, permits, consents, approvals, rights, waivers and other authorizations, governmental or otherwise ("Authorization"), which are necessary for it to conduct its business as now conducted. NEW FRONTIER is not in material default, and has not received any notice of any claim of default, with respect to any such Authorization or any notice of any other claim or proceeding or threatened proceeding relating to any such Authorization or claimed lack of any necessary Authorization. Except as described in Schedule 2.1(p), neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notice or consent under or have any material adverse effect upon any such Authorization.

(ii) NEW FRONTIER does not hold or use any patents or use any trade names, trademarks, or servicemarks except "NEW FRONTIER ENERGY, INC".

(q) Transactions and Affiliates. Except as described in Schedule 2.1(q), no director or officer of NEW FRONTIER or any member of his or her immediate family, is a party to any Contract or other business arrangement or relationship of any kind with NEW FRONTIER or any NEW FRONTIER Entity or, except for the ownership of not more than 1% of the stock of a company having a class of securities registered pursuant to the Exchange Act, has an ownership interest in any business, corporate or otherwise, which is a party to, or in any property which is the subject of, business arrangements or relationships of any kind with NEW FRONTIER.

(r) Brokerage. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Exchange based upon arrangements made by or on behalf of NEW FRONTIER.

2.2 Representations and Warranties of SKYLINE. SKYLINE and the Shareholders represent and warrant to NEW FRONTIER as follows:

(a) Organization, Standing and Power. SKYLINE is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdiction where the failure so to qualify would not have a material adverse effect on SKYLINE and the SKYLINE Entities (as hereinafter defined) taken as a whole.

(b) Capital Structure. The authorized capital stock of SKYLINE consists of 20,000,000 shares of Common Stock, $.001 par value and 5,000,000 shares of Preferred stock, $.01 par value. As of the date of this Agreement, 1,579,000 shares of SKYLINE Common Stock were outstanding and no shares of SKYLINE Preferred Stock were issued. All outstanding shares of SKYLINE Common Stock are validly issued, fully paid

and nonassessable and not subject to preemptive rights or other restrictions on transfer. All of the issued and outstanding shares of SKYLINE Common Stock were issued in compliance with all Federal and state Securities Laws. There are no other options, warrants, calls, agreements or other rights to purchase or otherwise acquire from SKYLINE at any time, or upon the happening of any stated event, any other shares of the capital stock of SKYLINE or any SKYLINE Entity, whether or not presently issued or outstanding.

(c) Certificate of Incorporation, By-Laws and Minute Books. The copies of the Certificate of Incorporation and of the By-Laws of SKYLINE and each SKYLINE Entity which have been delivered to NEW FRONTIER are true, correct and complete copies thereof. The minute books of SKYLINE and each SKYLINE Entity which have been made available for inspection contain accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of SKYLINE and each SKYLINE Entity since the respective dates of incorporation and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings.

(d) Authority. SKYLINE has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of SKYLINE, and no other corporate or shareholder proceedings on the part of SKYLINE are necessary to authorize the Exchange and the other transactions contemplated hereby except approval of remaining Shareholders of SKYLINE. This Agreement has been duly executed and delivered by SKYLINE and constitutes a valid and binding obligation of SKYLINE enforceable in accordance with its terms.

(e) Conflict with Agreements; Approvals. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any Violation pursuant to any provision of the Certificate of Incorporation or By-laws of SKYLINE, except as set forth on Schedule 2.2(e) hereto, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to SKYLINE, or their respective properties or assets which Violation would have a material adverse effect on SKYLINE. Except as set forth on Schedule 2.2(e) hereto, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to SKYLINE, or any SKYLINE Entity in connection with the execution and delivery of this Agreement by SKYLINE, or the consummation by SKYLINE of the transactions contemplated hereby, the failure to obtain which would have a material adverse effect on SKYLINE taken as a whole except for the filing of Articles of Share Exchange with the Secretary of State of Colorado.

(f) **Financial Statements**. SKYLINE has furnished NEW FRONTIER with unaudited consolidated balance sheets as of October 31, 1999 and 2000 and statements of income, cash flow and shareholders equity for the period then ended (the "SKYLINE Financial Statements"). The SKYLINE Financials Statements are substantially complete and correct in all material respects and fairly present in all material respects the financial condition and results of the operations of SKYLINE and the changes in its financial position at such dates and for such periods and show all material liabilities, absolute or contingent of SKYLINE.

(g) **Books and Records**. SKYLINE has made and will make available for inspection by NEW FRONTIER upon reasonable request all the books of account, relating to the business of SKYLINE and the SKYLINE Entities. Such books of account of SKYLINE and the SKYLINE Entities have been maintained in the ordinary course of business. All documents furnished or caused to be furnished to NEW FRONTIER by SKYLINE are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(h) **Compliance with Laws**. SKYLINE and the SKYLINE Entities are and have been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

(i) **Absence of Certain Changes or Events**. Except as disclosed in the SKYLINE Financial Statements or except as contemplated by this Agreement, or as set forth on Schedule 2.2(i), since the date of the current SKYLINE Financial Statements, SKYLINE has conducted its business only in the ordinary course, and, as of the date of this Agreement, there has not been (i) any material adverse change, alone or in the aggregate, in the business, assets, liabilities, condition (financial or otherwise), results of operations or prospects; or (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of SKYLINE's capital stock.

(j) **Accounts Receivable**. The accounts receivable appearing on the current SKYLINE Balance Sheet and all accounts receivable created since that date represent valid obligations (subject to the effects of bankruptcy, insolvency, reorganization or other similar laws affecting the rights of creditors generally) owing to SKYLINE.

(k) **Inventory**. The values at which the inventories of SKYLINE as shown on the current SKYLINE Financial Statements have been determined in accordance with the normal valuation policy of SKYLINE, consistently applied. All inventory of SKYLINE, whether reflected in the current SKYLINE Financial Statements or otherwise, consists of a quality and quantity usable and saleable in the ordinary course of business except for items of obsolete materials and materials of below standard quality, all of which have been written down in the current SKYLINE Financial Statements to realizable market value or for which reasonably adequate reserves have been provided therein. Except as

specifically indicated in the current SKYLINE Financial Statements, the present quantities of all inventory of SKYLINE are reasonable and warranted in the present circumstances of the business of SKYLINE.

(l) Liabilities and Obligations. SKYLINE has no material liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) liabilities that are reflected and reserved against on the current SKYLINE Financial Statements that have not been paid or discharged since the date thereof and (ii) liabilities incurred since October 31, 2000 in the ordinary course of business consistent with past practice and in accordance with this Agreement.

(m) Litigation. Except as described in Schedule 2.2(m), there is no suit, action or proceeding pending, or, to the knowledge of SKYLINE, threatened against or affecting SKYLINE which is reasonably likely to have a material adverse effect on SKYLINE or any SKYLINE Entity, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against SKYLINE having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(n) Taxes. SKYLINE has filed or will file within the time prescribed by law (including extension of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with the United States Internal Revenue Service and with all other jurisdictions where such filing is required by law; and SKYLINE has paid, or have made adequate provision in the current SKYLINE Financial Statements for the payment of all taxes, interest, penalties, assessments or deficiencies due and payable on, and with respect to all periods ending prior to October 31, 2000. SKYLINE knows of (i) no other tax returns or reports which are required to be filed which have not been so filed and (ii) no unpaid assessment for additional taxes for any fiscal period or any basis therefor.

(o) Assets. Except as described in Schedule 2.2(o), SKYLINE has good and marketable title to all their real and personal properties and assets reflected in the current SKYLINE Financial Statements free and clear of all mortgages, liens, pledges, charges or encumbrances or other third party interests of any nature whatsoever, except (i) the lien of current taxes not yet due and payable, (ii) properties, interests, and assets disposed of by SKYLINE since October 31, 2000 solely in the ordinary course of business consistent with past practice; (iii) the lien in favor of New Frontier described in paragraph 1.4 and (iv) such imperfections of title, easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present or proposed use, of the properties subject thereto.

(p) Contracts. All Contracts, excluding purchase or sales orders placed in the ordinary course of business and other Contracts involving payments of less than $10,000 over the term thereof, to which SKYLINE is a party or may be bound and which cannot be terminated by SKYLINE without penalty within 30 days after written notice are listed on Schedule 2.2(p). Except as described in Schedule 2.2(p) hereto, all Contracts are valid

and in full force and effect on the date hereof, and neither SKYLINE has violated any provision of, or committed or failed to perform any act which with notice, lapse of time or both would constitute a default under the provisions of, any Contract, the termination or violation of which might have a materially adverse effect upon the business, assets, liabilities, condition (financial or otherwise), results of operations or prospects of SKYLINE. True and complete copies of all Contracts, together with all amendments thereto, disclosed in Schedule 2.2(p) have been delivered to NEW FRONTIER or made available for inspection. Schedule 2.2(p) identifies all Contracts which require the consent or approval of third parties to the execution and delivery of this Agreement or to the consummation and performance of the transactions contemplated hereby.

(q) **Benefit Plans**. SKYLINE has no employee benefit plans. SKYLINE has not incurred any obligation to contribute any material amount to any multi-employer plan, as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); SKYLINE has not incurred any material liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA.

(r) **Licenses, Permits; Intellectual Property**

(i) SKYLINE owns or possesses in the operation of its business all material franchises, licenses, permits, consents, approvals, rights, waivers and other authorizations, governmental or otherwise ("Authorization"), which are necessary for it to conduct its business as now conducted. SKYLINE is not in material default, and has not received any notice of any claim of default, with respect to any such Authorization or any notice of any other claim or proceeding or threatened proceeding relating to any such Authorization or claimed lack of any necessary Authorization. Except as described in Schedule 2.1(p), neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notice or consent under or have any material adverse effect upon any such Authorization.

(ii) SKYLINE does not hold or use any patents or use any trade names, trademarks, or service marks except "SKYLINE RESOURCES, INC."

(s) **Environmental Matters**.

(A) To the best of Skyline's knowledge and belief, Skyline (i) has not placed or disposed of any Hazardous Substances (as defined below) on, under, from or at any of Skyline's properties or any other properties presently or formerly owned or operated by Skyline or any of its subsidiaries (the "Properties") in violation of any applicable Environmental Laws (as defined below); (ii) has no knowledge of the presence of any Hazardous Substances (as defined below) on, under or at any of the Properties or any other property but arising from the Properties in violation of any applicable Environmental Laws, or (iii) has not received any written notice from any governmental entity that Skyline is in violation of, or has failed to obtain any necessary permit or

authorization under any Environmental Laws, of the institution or pendency of any suit, action, claim, proceeding or investigation by any governmental entity or any third party in connection with any such violation or in connection with a release or threatened release of Hazardous Substances at the Properties (whether due to past or present operations or other factors or conditions) or any other properties for which Skyline may be responsible, requiring the response to or remediation of a release or threatened release of Hazardous Substances at or arising from any of the Properties or any other properties or demanding payment by Skyline for response to or remediation of a release or threatened release of Hazardous Substances at or arising from any of the Properties or any other properties.

(B) To the best of Skyline's knowledge and belief (i) Skyline has conducted its business in compliance with all Environmental Laws; (ii) Skyline is not in violation of or has violated any Environmental Law; (iii) no Environmental Laws require any investigation, work, repairs, construction, remediation, expenditures or response costs of any kind or nature (collectively, "Environmental Obligation") with respect to the Properties or any of the actions, omissions or business endeavors of Skyline, nor has Skyline agreed or committed to any Environmental Obligation; and (iv) Skyline has not, and to the knowledge Skyline, any other person, including any previous or other owner, operator, tenant, occupant or user of any real property owned, leased, operated or otherwise occupied by Skyline at any time, has released, discharged or disposed of any Hazardous Substance on, under, in or about any of the Properties in any quantity or concentration exceeding any limitation, standard or prohibition under any Environmental Law or in such a manner or extent as to require or result in any Environmental Obligation with respect to such property under any Environmental Law.

(C) To the best of Skyline's knowledge and belief, no Environmental Law imposes any obligation upon Skyline arising out of or as a condition to any transaction contemplated by this Agreement, including, without limitation, any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any governmental entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree. To the best of the Skyline's knowledge and belief, no lien has been placed upon any of the Properties under any Environmental Law.

(D) For purposes of this Agreement, the term "Environmental Laws" shall mean any and all federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling or pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes, which statutes and regulations shall include, without limitation, the Comprehensive Environmental Response Compensation

and Liability Act, as amended, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 9601 et seq., the Federal Water and Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq., the Federal Clean Air Act, as amended, 42 U.S.C. § 7401 et seq., the Emergency Planning and Community Right to Know Act, as amended, 42 U.S.C. §110101 et seq., the Toxic Substances Control Act, as amended, 154 U.S.C. §§ 2601-2629, the Safe Drinking Water Act, as amended 42 U.S.C. §§ 300f-300j, and any and all state law counterparts, and the regulations issued under each of such federal or state statutes. The term "Hazardous Substance" shall mean any toxic or hazardous materials, wastes or substances, defined as, or included in the definition of, "hazardous wastes," "hazardous materials" or "toxic substances" under any Environmental Law, including asbestos, buried contaminants, regulated chemicals, flammable explosives, radioactive materials, polychlorinated biphenyls, petroleum and petroleum products.

(t) Real Property. (i) Schedule 2.2(t) constitutes a true and complete list of all real property owned or leased by SKYLINE or to which SKYLINE may have any ownership or leasehold rights (the "Property"). (ii) Schedule 2.2(t) contains a list of all real property leases to which SKYLINE is a party (the "Scheduled Leases"). The Scheduled Leases are (x) in full force and effect and SKYLINE has not received any notice of default and does not possess any knowledge of or notice of a material event, occurrence, condition or act (including the entering into of this Agreement) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default by SKYLINE pursuant to the terms of the Scheduled Leases; and (y) all rents and additional rents due to date on each Scheduled Lease have been paid. To the knowledge of SKYLINE, the property subject to the Scheduled Leases are not subject to any immediate eminent domain proceeding. (iii) There are no restrictions respecting availability of public utilities, including, but not limited to, sewer, gas and electricity and the Premises are served by all such utilities; all payments, assessments, deposits and other charges relating to such utilities and any other existing on-site improvements (including public or quasi-public utilities or services) have been paid in full to the extent the are due.

(u) Transactions and Affiliates. Except as described in Schedule 2.2(v), no director or officer of SKYLINE or any member of his or her immediate family, is a party to any Contract or other business arrangement or relationship of any kind with SKYLINE or, except for the ownership of not more than 1% of the stock of a company having a class of securities registered pursuant to the Exchange Act, has an ownership interest in any business, corporate or otherwise, which is a party to, or in any property which is the subject of, business arrangements or relationships of any kind with any SKYLINE.

(v) Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Exchange based upon arrangements made by or on behalf of SKYLINE.

(w) Joint Operating Agreement. SKYLINE has disclosed to NEW FRONTIER all material terms and conditions, as well as all of SKYLINE's liabilities or

obligations, regarding the Joint Operating Agreement or the area of mutual interest (also known as AMI) of the Joint Operating Agreement.

ARTICLE III
COVENANTS RELATING TO CONDUCT OF BUSINESS

3.1 Covenants of SKYLINE and NEW FRONTIER. During the period from the date of this Agreement and continuing until the Effective Time, SKYLINE and NEW FRONTIER each agree as to itself and its related entities and subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that the other party shall otherwise consent in writing):

(a) Ordinary Course. Each party and their respective entities and subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted.

(b) Dividends; Changes in Stock. No party shall, nor shall any party permit any of its subsidiaries to, nor shall any party propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, any shares of its capital stock.

(c) Issuance of Securities. No party shall, nor shall any party permit any of its subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any voting debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting debt or convertible securities except the shares that are to be issued for the proposed financing for this exchange; provided that New Frontier shall issue new equity securities in an effort to raise the financing discussed in section 5.2(h).

(d) Governing Documents. No party shall amend or propose to amend its Certificate of Incorporation or By-laws.

(e) No Solicitations. No party shall, nor shall any party permit any of its related entities or subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its related entities or subsidiaries to, solicit or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any takeover proposal, or agree to or endorse any takeover proposal. Each party shall promptly advise the other orally and in writing of any such inquiries or proposals. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a Exchange, consolidation or other business combination involving a party hereto or any related entity or subsidiary of such party or any proposal or offer to acquire in any manner a substantial equity interest in, or a

substantial portion of the assets of, such party or related entity or any of its subsidiaries other than the transactions contemplated by this Agreement.

(f) No Acquisitions. No party shall, nor shall any party permit any of its related entities or subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets in each case which are material, individually or in the aggregate, to such party and related entities and its subsidiaries taken as a whole, except for the transactions that are proposed as a part of this exchange.

(g) No Dispositions. Except for the transfer of assets in the ordinary course of business consistent with prior practice, no party shall, nor shall any party permit any of its related entities or subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets, which are material, individually or in the aggregate, to such party, its related entities and its subsidiaries taken as a whole.

(h) Indebtedness. No party shall, nor shall any party permit any of its related entities or subsidiaries to, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or related entities or any of its subsidiaries or guarantee any debt securities of others other than in each case in the ordinary course of business consistent with prior practice.

(i) Compensation. No party shall grant any increase in the salary or other compensation of its officers or other employees or grant any bonus to any officer or other employee or enter into any employment agreement or make any loan to or enter into any material transaction of any other nature with any officer or other employee of such party.

(j) No New Severance. No party shall take any action to institute any new severance or termination pay practices with respect to any directors or officers or other employees of such party or to increase the benefits payable under its severance or termination pay practices.

(k) Benefit Plans. No party shall adopt or amend, in any respect, except as may be required by applicable law or regulation, any bonus, profit sharing, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, plan or arrangement for the benefit or welfare of any directors or officers or other employees except as otherwise contemplated by this Agreement.

3.2 Other Actions. No party shall, nor shall any party permit any of its related entities subsidiaries to, take any action that would or is reasonably likely to result in any of its

representations and warranties set forth in this Agreement being untrue as of the date made (to the extent so limited), or in any of the conditions to the Exchange set forth in Article V not being satisfied.

3.3 Advice of Changes: Filings. Each party shall confer on a regular and frequent basis with the other, report on operational matters and promptly advise the other orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a material adverse effect on such party and its related entities and subsidiaries taken as a whole. Each party shall promptly provide the other (or its counsel) copies of all filings made by such party with any State or Federal Governmental Entity in connection with this Agreement and the transactions contemplated hereby and thereby.

ARTICLE IV
ADDITIONAL AGREEMENTS

4.1 Shareholder Approval of SKYLINE. The Board of Directors of SKYLINE agree to submit the proposed Exchange to the Shareholders of SKYLINE for approval as quickly as practical in accordance with the provisions of the Colorado Act, and to recommend to the shareholders the approval of the Exchange.

4.2 Restricted NEW FRONTIER Shares. (a) The Exchange Shares will not be registered under the Securities Act, but will be issued pursuant to an exemption from such registration requirements based upon representations and warranties made by the Shareholders. Accordingly, the Exchange Shares will constitute "restricted securities" for purposes of the Securities Act and applicable state securities laws and shareholders will not be able to transfer such Exchange Shares except upon compliance with the registration requirements of the Securities Act and applicable state securities laws or an exemption therefrom. The certificates evidencing the Exchange Shares shall contain a legend to the foregoing effect and the shareholders shall deliver at Closing an Investment Letter in substantially the form of Exhibit 4.2 hereto acknowledging the fact that the Exchange Shares are restricted securities and agreeing to the foregoing transfer restrictions.

4.3 Access to Information. Upon reasonable notice, NEW FRONTIER and SKYLINE shall each afford to the officers, employees, accountants, counsel and other representatives of the other and SKYLINE, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of NEW FRONTIER and SKYLINE shall furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in

the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party.

4.4 Legal Conditions to Exchange. NEW FRONTIER and SKYLINE will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Exchange and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their related entities or subsidiaries in connection with the Exchange. Each party will, and will cause its related entities or subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by NEW FRONTIER or SKYLINE or any of their related entities or subsidiaries in connection with the Exchange or the taking of any action contemplated thereby or by this Agreement.

4.5 NEW FRONTIER Board of Directors and Officers. All of the officers and directors of NEW FRONTIER shall continue in their present positions as of the Closing Date and the following persons shall be appointed as directors of NEW FRONTIER as of such date: Jubal Terry and David Beardsley.

4.6 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

ARTICLE V
CONDITIONS PRECEDENT

5.1 Conditions to Each Party's Obligation To Effect the Exchange. The respective obligation of each party to effect the Exchange shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a) Necessary Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure to obtain which would have a material adverse effect on NEW FRONTIER and its subsidiaries and related entities, taken as a whole, shall have been filed, occurred or been obtained. NEW FRONTIER shall have received all state securities or "Blue Sky" permits and other authorizations necessary to issue the Exchange Shares and to consummate the Exchange.

5.2 Conditions of Obligations of NEW FRONTIER. The obligations of NEW FRONTIER to effect the Exchange are subject to the satisfaction of the following conditions on or before the Closing Date unless waived by NEW FRONTIER:

(a) <u>Representations and Warranties</u>. The representations and warranties of SKYLINE set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and NEW FRONTIER shall have received a certificate signed on behalf of SKYLINE by the President of SKYLINE to such effect.

(b) <u>Performance of Obligations of SKYLINE</u>. SKYLINE shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior the Closing Date, and NEW FRONTIER shall have received a certificate signed on behalf of SKYLINE by the President to such effect.

(c) <u>Opinion of Counsel for SKYLINE</u>. NEW FRONTIER shall have received an opinion dated the Closing Date of Clifford Newman, P.C., counsel for SKYLINE, in form and substance reasonably satisfactory to NEW FRONTIER and its counsel relating to such matters as are customarily delivered in connection with an Exchange transaction, including an opinion that the Exchange has been approved by all requisite action of SKYLINE and its shareholders in accordance with Colorado law.

(d) <u>Closing Documents</u>. NEW FRONTIER shall have received such certificates and other closing documents as counsel for NEW FRONTIER shall reasonably request.

(e) <u>Consents</u>. SKYLINE shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of NEW FRONTIER, individually or in the aggregate, have a material adverse effect on SKYLINE and its subsidiaries and related entities taken as a whole upon the consummation of the transactions contemplated hereby. SKYLINE shall also have received the approval of its shareholders in accordance with applicable law.

(f) <u>SKYLINE Review</u>. NEW FRONTIER shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of SKYLINE and shall not have determined that any of the representations or warranties of SKYLINE contained herein are, as of the date hereof or the Closing Date, inaccurate in any material respect or that SKYLINE is otherwise in violation of any of the provisions of this Agreement. NEW FRONTIER shall be satisfied in its sole discretion as to its obligations after Closing under the terms and conditions of the Joint Operating Agreement.

(g) <u>Pending Litigation</u>. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of NEW FRONTIER, made in good

faith, would make the consummation of the Exchange imprudent. In addition, there shall not be any other litigation or other proceeding pending or threatened against SKYLINE, or any SKYLINE Entity, the consequences of which, in the judgment of NEW FRONTIER, could be materially adverse to SKYLINE, or any SKYLINE Entity.

(h) New Financing. NEW FRONTIER shall have received a minimum of $1,000,000 of new financing before this Exchange, subject to the satisfaction of NEW FRONTIER in its sole discretion.

5.3 Conditions of Obligations of SKYLINE. The obligation of SKYLINE to effect the Exchange is subject to the satisfaction of the following conditions unless waived by SKYLINE:

(a) Representations and Warranties. The representations and warranties of NEW FRONTIER set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, SKYLINE shall have received a certificate signed on behalf of NEW FRONTIER by the Chief Executive Officer to such effect.

(b) Performance of Obligations of NEW FRONTIER. NEW FRONTIER shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and SKYLINE shall have received a certificate signed on behalf of NEW FRONTIER by the Chief Executive Officer to such effect.

(c) Opinion of Counsel for NEW FRONTIER. SKYLINE shall have received an opinion dated the Closing Date of Overton, Babiarz & Associates, P.C., counsel for NEW FRONTIER, in form and substance reasonably satisfactory to SKYLINE and its counsel relating to such matters as are customarily delivered in connection with an Exchange transaction.

(d) Closing Documents. SKYLINE shall have received such certificates and other closing documents as counsel for SKYLINE shall reasonably request.

(e) Consents. NEW FRONTIER shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of SKYLINE, individually or in the aggregate, have a material adverse effect on NEW FRONTIER and its subsidiaries and related entities, taken as a whole upon the consummation of the transactions contemplated hereby.

(f) **SKYLINE Review**. SKYLINE shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of NEW FRONTIER and shall not have determined that any of the representations or warranties of NEW FRONTIER contained herein are, as of the date hereof or the Closing Date, inaccurate in any material respect or that NEW FRONTIER is otherwise in violation of any of the provisions of this Agreement.

(g) **Pending Litigation**. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of SKYLINE, made in good faith, would make the consummation of the Exchange imprudent. In addition, there shall not be any other litigation or other proceeding pending or threatened against NEW FRONTIER or any NEW FRONTIER Entity, the consequences of which, in the judgment of SKYLINE, could be materially adverse to NEW FRONTIER or any NEW FRONTIER Entity.

(h) **No Convertible Securities Outstanding**. NEW FRONTIER shall have secured the cancellation, on terms and conditions reasonably satisfactory to SKYLINE, of all outstanding stock purchase warrants, and except as listed in Schedule 2.1(b), no options, rights, convertible securities or other instruments exercisable for equity securities of NEW FRONTIER shall be outstanding.

ARTICLE VI
TERMINATION AND AMENDMENT

6.1 **Termination**. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual consent of NEW FRONTIER and SKYLINE;

(b) by either NEW FRONTIER or SKYLINE if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement which breach has not been cured within five business days following receipt by the breaching party of notice of such breach, or if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Exchange shall have become final and non-appealable;

(c) by NEW FRONTIER if in its sole discretion it is not satisfied with the terms and conditions under the Joint Operating Agreement;

(d) or by either NEW FRONTIER or SKYLINE if the Exchange shall not have been consummated before June 20, 2001.

6.2 **Effect of Termination**. In the event of termination of this Agreement by either SKYLINE or NEW FRONTIER as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto except as set forth in Section 1.4; provided that no termination shall relieve a party from liability for breach of any terms of the Agreement. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

6.3 **Amendment**. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, provided no amendment shall be made which by law requires approval by the shareholders of any party without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

6.4 **Extension; Waiver**. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE VII
GENERAL PROVISIONS

7.1 **Survival of Representations, Warranties and Agreements**. All of the representations, warranties and covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time for a period of two years, except for those Sections which will have been completed by the Closing.

7.2 **Notices**. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to NEW FRONTIER to

NEW FRONTIER ENERGY, INC.
5525 Erindale Dr. # 201
Colorado Springs, CO 80918
Attention: Ronald R. McGinnis, President

Facsimile No.: 719-260-8516

with a copy to

Overton, Babiarz & Associates, P.C.
7720 East Belleview, Suite 200
Englewood, CO 80111
Attention: David Babiarz, Esq.

Facsimile No.: 303-779-6006

and

(b) if to SKYLINE, to

Skyline Resources, Inc.
3000 Youngfield, Suite 338
Wheatridge, CO 80215
Attention: Jubal Terry, President
Facsimile No.: 303-238-3190

with a copy to

Neuman and Drennen, P.C.
1507 Pine Street
Boulder, CO 80302
Attention: Clifford Newman,Esq.
Facsimile No.: 303-449-1045

7.3 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

7.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

7.5 Entire Agreement: No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties in

respect to the Exchange, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

7.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Colorado without regard to principles of conflicts of law. Each party hereby irrevocably submits to the jurisdiction of any Colorado state court or any federal court in the State of Colorado in respect of any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts.

7.7 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof or thereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including but not limited to money damages, for breach hereof or thereof or of any other provision of this Agreement or part hereof or thereof as a result of such holding or order.

7.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

IN WITNESS WHEREOF, this Agreement has been signed by the parties set forth below as of the date set forth above.

NEW FRONTIER ENERGY, INC.

By: Ronald R. McGinnis
Ronald R. McGinnis, President

SKYLINE RESOURCES, INC.

By: Jubal S. Terry
Jubal Terry, President